FOR IMMEDIATE RELEASE

RHAPSODY ACQUISITION CORP. ANNOUNCES FIRST QUARTER 2008 FINANCIAL INFORMATION FOR MERGER PARTNER PRIMORIS CORPORATION

Q1 2008 Highlights Compared to Q1 2007

- Revenues rose 48.8% to $169.4 million
- Operating income up 162.7% to $8.2 million
- Net income increased 201.7% to $9.8 million
- EBITDA rose 145.0% to $11.5 million

New York, NY, May 20, 2008 – Rhapsody Acquisition Corp. (OTCBB: RPSDU, RPSD, and RPSDW) ("Rhapsody"), a blank check company, announced today that its merger partner, Primoris Corporation ("Primoris"), has provided Rhapsody with unaudited information regarding Primoris's consolidated results of operations for its first quarter of 2008, which ended March 31, 2008.

Primoris recorded revenue of $169.4 million for the first quarter of 2008, an increase of $55.6 million (48.8%) compared to revenue of $113.8 million for the first quarter of 2007. A primary reason for the increase was the strong performance of Primoris's Industrial segment, largely due to an increase in projects for the power sector and an expansion in the overall refining industry.

Operating income for the first quarter of 2008 was $8.2 million, compared to operating income of $3.1 million for the first quarter of 2007, an increase of 162.7%. The increase primarily was due to increases in revenue and gross profit, partially offset by increases in selling, general and administrative expenses.

Other income for the first quarter of 2008 was $1.8 million, compared to other income of $0.3 million for the first quarter of 2007. The increase was primarily due to income from the Otay Mesa Power Partners joint venture, an energy plant construction project in California which is anticipated to be completed in 2009.

Income before provision for income taxes for the first quarter of 2008 was $10.0 million, versus income before provision for income taxes of $3.4 million for the first quarter of 2007. The primary reasons for the increase in pretax income were higher revenues and gross margins as well as lower selling, general and administrative expenses as a percent of revenues.

For U.S. federal income tax purposes, Primoris currently is taxed under Subchapter S of the Internal Revenue Code ("IRC") and, accordingly, any U.S. federal income tax obligation is the personal liability of its stockholders. The provision for income taxes of $195,000 for the quarter ended March 31, 2008 and $194,000 for the quarter ended March 31, 2007 were principally the result of Canadian taxable income.

If the anticipated merger of Primoris with Rhapsody is consummated, the combined company will be taxed for federal income tax purposes under Subchapter C of the IRC. In addition, Primoris will also be subject to state income tax in the jurisdictions in which it does business, including California. Accordingly management anticipates that in future years, Primoris could have a combined federal and state income tax expense approximating 40% of income.

Non-GAAP Financial Measure

EBITDA is a supplemental, non-generally accepted accounting principle (GAAP) financial measure. Primoris uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Primoris believes that EBITDA will be used by the financial community as a method of measuring its performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA from continuing operations for the three months ended March 31, 2008 increased $6.8 million or 145.0%, to $11.5 million from $4.7 million for the three months ended March 31, 2007. EBITDA as a percentage of revenue increased to 6.8% for March 2008 compared to 4.1% for March 2007. The increase in EBITDA is primarily the result of increased revenue and improved gross profit and income from non-consolidated entities, partially offset by an increase in selling and general and administrative expenses.

The merger agreement between Rhapsody and Primoris provides that up to 5,000,000 shares of Rhapsody stock will be issued to the Primoris holders if specified EBITDA targets are met for 2008 and/or 2009 but that EBITDA for such purposes includes certain adjustments that would increase EBITDA above the amount that would be calculated under the definition described in this press release, the net effect of which would be to increase the likelihood that the EBITDA targets would be achieved.

Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation from, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as Primoris calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not necessarily a measure of Primoris's ability to fund its cash needs. As EBITDA excludes certain financial information that would be included in net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of material events and transactions that are excluded from EBITDA, and the material limitations of EBITDA, such as:

- EBITDA does not include net interest expense. Because Primoris has borrowed money to finance its operations, interest expense is a necessary and ongoing part of its costs and has assisted the company in generating revenue.
- EBITDA does not include taxes, although payment of taxes is a necessary and ongoing part of Primoris's operations.
- EBITDA does not include depreciation and amortization expense. Because Primoris uses capital assets to generate revenue, depreciation and amortization expense is a necessary element of its cost structure.

In light of the above limitations, Primoris has provided a reconciliation of EBITDA from continuing operations to net income from continuing operations below.

Primoris's financial condition and operating results may vary significantly from quarter-to-quarter and may not be indicative of its financial condition or operating results for any other quarter or for the entire year. Factors that could cause or contribute to variations include, among others: changes in its mix of customers, projects, contracts and business; regional and/or general economic conditions; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing weather conditions; termination of existing agreements or contracts; budgetary spending patterns of customers; increases in construction costs that it may be unable to pass through to its customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor to execute specific projects; changes in bonding requirements and bonding availability applicable to existing and new agreements; costs it incurs to support

growth internally or through acquisitions or otherwise; timing and volume of work under contract; and losses experienced in its operations not otherwise covered by insurance.

About Rhapsody, Primoris and the Planned Merger

Rhapsody is a blank check company organized to effect an acquisition, capital stock exchange, asset acquisition or other similar business combination with an operating business.

Primoris is a holding company of various subsidiaries that cumulatively form a diversified engineering and construction company providing a wide range of construction, fabrication, maintenance, replacement and engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.

Rhapsody and Primoris have entered into a merger agreement pursuant to which Primoris would merge with and into Rhapsody, with Rhapsody being the surviving legal entity and changing its name to "Primoris Corporation," and with Primoris being treated as the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Primoris issuing stock for the net assets of Rhapsody, accompanied by a recapitalization. The net assets of Rhapsody will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of Primoris.

THE TRANSACTION IS SUBJECT TO THE APPROVAL OF EACH COMPANY'S STOCKHOLDERS, AS WELL AS OTHER CLOSING CONDITIONS. STOCKHOLDERS OF RHAPSODY AND OTHER INTERESTED PERSONS ARE ADVISED TO READ RHAPSODY'S REGISTRATION STATEMENT ON FORM S-4 ("REGISTRATION STATEMENT") FILED ON APRIL 21, 2008, CONTAINING A PRELIMINARY PROXY STATEMENT/PROSPECTUS, AND AMENDMENTS THAT MAY BE FILED TO THE REGISTRATION STATEMENT, INCLUDING A FINAL AMENDMENT THAT WOULD CONTAIN A DEFINITIVE PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH RHAPSODY'S SOLICITATION OF PROXIES APPROVING THE MERGER, BECAUSE THESE PROXY STATEMENTS/PROSPECTUSES CONTAIN IMPORTANT INFORMATION. SUCH PERSONS CAN ALSO READ RHAPSODY'S FINAL PROSPECTUS, DATED OCTOBER 3, 2006, FOR A DESCRIPTION OF THE SECURITY HOLDINGS OF THE RHAPSODY OFFICERS AND DIRECTORS AND OF EARLYBIRDCAPITAL, INC. AND THEIR RESPECTIVE INTERESTS IN THE SUCCESSFUL CONSUMMATION OF THIS BUSINESS COMBINATION. THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE MERGER. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, WITHOUT CHARGE, BY DIRECTING A REQUEST TO: RHAPSODY ACQUISITION CORP., 825 THIRD AVENUE, 40TH FLOOR, NEW YORK, NEW YORK 10022. THE REGISTRATION STATEMENT CONTAINING THE PRELIMINARY PROXY STATEMENT/PROSPECTUS AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, ONCE AVAILABLE, CAN ALSO BE OBTAINED, WITHOUT CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION'S ("SEC'S") INTERNET SITE (HTTP://WWW.SEC.GOV).

Summary Financial Information

The financial results presented below are for Primoris and its subsidiaries as a stand-alone business and have not been adjusted for the proposed merger with Rhapsody. In addition, the provision for income taxes reflects Primoris's current status as a Subchapter-S corporation and is not reflective of the taxes that would be appropriate if the merger with Rhapsody is consummated.

Primoris Corporation
Condensed Consolidated Summary of Operations
(in thousands)

	Three months ended March 31,	
	2008	2007
Revenue	$ 169,391	$ 113,837
Cost of revenue	153,178	104,085
Gross profit	16,213	9,752
Selling, general, and administrative expenses	8,001	6,626
Operating income	8,212	3,126
Other income, net	1,765	310
Income before provision for income taxes	9,977	3,436
Provision for income taxes	(195)	(194)
Net income	$ 9,782	$ 3,242

Condensed Consolidated Balance Sheet information:
(in thousands)

	March 31, 2008	December 31, 2007
Current assets	$ 210,077	$ 201,593
Other assets	27,240	19,380
Total assets	$ 237,317	$ 220,973
Current liabilities	$ 161,347	$ 150,123
Long-term liabilities	28,001	23,927
Stockholders' equity	47,969	46,923
Total liabilities and shareholders equity	$ 237,317	$ 220,973

Reconciliation of non-GAAP financial measure

A reconciliation of EBITDA from continuing operations to net income from continuing operations is provided below:

	Three months ended March 31,			
	2008		2007	
	(in thousands)			
Net income from continuing operations	$	9,782	$	3,243
Interest, net		77		65
Provision for income taxes		195		194
Depreciation and amortization		1,447		1,192
EBITDA from continuing operations	$	11,501	$	4,694

Additional Information

Additional information regarding Primoris's financial condition and results of operations for the first quarter of 2008 will be contained in an amendment ("Amendment") to the Registration Statement, which Rhapsody is preparing to file with the SEC. When available, you may obtain a copy of the Amendment, without charge, at the SEC's Internet site at www.sec.gov. As described above, the preliminary version of the Registration Statement, as filed with the SEC on April 21, 2008, currently is available on the SEC's Internet site.

Forward-Looking Statements

This press release contains certain forward-looking statements, including with regard to future performance of Primoris and consummation of the planned merger with Rhapsody. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of the Registration Statement, the Amendment and other filings with the SEC. Neither Rhapsody nor Primoris undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:
Rhapsody Acquisition Corp.
Eric S. Rosenfeld, 212-319-7676
Chairman & CEO
or
Investor Relations:
The Equity Group Inc.
Devin Sullivan, 212-836-9608
Senior Vice President
dsullivan@equityny.com

Ethan Guttenplan
Account Executive
212-836-9605
eguttenplan@equityny.com